AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement made and entered into as of May 29, 2020 by and between Unique Logistics Holdings Limited (the "Company") and Sunandan Ray ("Executive") is **effective May 29, 2021.**

This Amendment modifies Article 3.03 ("Cash Bonus") of the Employment Agreement referred to above and the amendment is necessitated by the Company having adopted May 31 as its financial year-end.

The Company and the Executive hereby agree to the following modified Article 3.03. This is the only change to the Employment Agreement under this Amendment.

Revised Article 3.03 Cash Bonus:
In addition to the Base, the Company shall pay to the Executive a bonus determined by the relationship between the Company's annual performance and an annual target performance set each year by mutual agreement between the Company and the Executive as follows:

Target: EBITDA per **financial year ending**:
May 31, 2021: $ 2.0 million
May 31, 2022: $ 2.5 million
May 32, 2023: $ 3.0 million

% of Target	>150%	149-120%	119-100%	99-80%	79-60%	Under 60%
% of Annual Base Salary	125%	100%	75%	60%	30%	0%

IN WITNESS WHEREOF, the parties have executed this Amendment as of the effective date written above.

Company:
UNIQUE LOGISTICS HOLDINGS, INC.

By: ______________________
Name: Sunandan Ray
Title: Chief Executive Officer

Executive:

____
Sunandan Ray